NEWS RELEASE

FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES, INC. PROVIDES OPERATIONS AND MERGER AGREEMENT PROGRESS UPDATES

Williston, ND November 29, 2006 – GeoResources, Inc., (Nasdaq: GEOI), today announced the successful drilling of the Donald Boll #1-34, a 1.0 gross (1.0 net) exploratory well located on the Kramer prospect in Bottineau County, North Dakota.  Initial evaluation indicates that the well is productive from the Mississippian Madison Formation at approximately 3,300 feet.  GeoResources has set casing and plans to complete the well in the next few weeks. The Company expects the North Dakota Oil and Gas Division to classify the discovery as a new field.  Production is expected to begin in early 2007, pending completion and installation of production facilities.  Initial production from similar wells in the vicinity has historically been in the range of 30 barrels of oil per day, and the Company anticipates similar production from this well.

The Company also announced that in late September 2006, it initiated gas production in the Hammond Field in Carter County, Montana. The Hammond Field consists of 9.0 gross (9.0 net) wells and a gas gathering, compression, dehydration and delivery system. The Company is in the process of installing 25,000 feet of additional gas gathering pipeline to connect an additional 8.0 gross (8.0 net) wells before year-end.  It expects production from the field to average approximately 300 mcf per day. Production from this field is limited by compression facilities, which may be expanded pending further field study and development.

GeoResources also announced it continues to diligently pursue completion of the transactions contemplated by the September 14, 2006 merger agreement with Southern Bay Oil & Gas, L.P. and Chandler Energy LLC.  Closing of the transactions will be dependent on, among other customary conditions, approval by GeoResources’ shareholders.  If the contemplated mergers are completed, Southern Bay and Chandler will provide additional capital contributions of $19.4 million, and upon closing Frank A. Lodzinski, President and Chief Executive Officer of Southern Bay, will assume the role of Chief Executive Officer, President and Director of the Company; Collis P. Chandler, III, President of Denver-based Chandler, will serve as Executive Vice President and Director of the Company; and Jeffrey P. Vickers, President of GeoResources, will serve as the Company’s Vice President, Williston Basin Exploration and Development.  The composition of the GeoResources board of directors, including to-be-named directors, will meet the independence requirements of NASDAQ regarding directors, with four directors to be selected by Southern Bay, two directors to be selected by Chandler and one director to be named by GeoResources.  Upon completion of the transactions, the parties anticipate that GeoResources’ headquarters would relocate to Houston, and the Company will have operating offices in Williston and Denver.

A preliminary proxy statement with respect to the merger agreement has been filed by GeoResources and is available at www.sec.gov.

J.P. Vickers, President of GeoResources, said, “While a considerable amount of effort and progress has been made moving toward the proposed mergers, GeoResources was also able to drill the successful Donald Boll #1-34 and move forward with the establishment of production from the Hammond Field over the past few months.  We’re very pleased with our results and progress to date.”

About GeoResources, Inc.

GeoResources, Inc., a Williston, North Dakota-based natural resources company, is engaged primarily in oil and gas exploration and production and oil and gas drilling.  For more information visit the company’s website at www.geoi.net.

About Southern Bay Oil & Gas L.P.

Southern Bay Oil & Gas, L.P. is headquartered in Houston, Texas. Southern Bay and its subsidiaries own and operate producing oil and gas properties on the Texas and Louisiana Gulf Coast, and in the Permian Basin in Texas.  Southern Bay and its affiliates also conduct oil and gas exploration operations in these geographic areas.  For more information visit the company’s website at www.southernbayenergy.com.

About Chandler Energy, LLC

Chandler Energy, LLC is a Denver, Colorado based oil and gas exploration and production company with operations in the Rocky Mountains and Michigan.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2005, for meaningful cautionary language disclosure.

Forward-looking statements in the press release may include information about the proposed mergers and the satisfaction of closing conditions to the transactions.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by these cautionary statements.

Our results may differ materially due to risks associated with the fact that the consummation of the merger agreement with Southern Bay Oil & Gas, L.P. and Chandler Energy, LLC is subject to numerous closing conditions, including, among others, (i) the approval of our stock issuances by the Company’s shareholders, (ii) the absence of a material adverse effect in the parties business or operations, as described in the merger agreement;(iii)  the risk that the transactions may not be consummated if the conditions to closing are not satisfied or waived; (iv) the risk that the parties have certain termination rights in the merger agreement, including as a result of a material adverse effect in a parties’ business or operations; and (v) other risks set forth in our preliminary proxy statement filed with the SEC on October 19, 2006, which is available through EDGAR at www.sec.gov.